EXHIBIT 18


                            ARTHUR ANDERSON LLP




To: Zenith Electronics Corporation

Re: Form 10-Q Report for the quarterly period ended June 28, 1997

Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of March 30, 1997, Zenith Electronics Corporation (the Company) has changed its accounting method for most tooling costs. The Company has historically accounted for these tooling costs by expensing them as incurred. the new method is to defer the tooling costs over a 20-month period, which the Company believes is an accurate estimate of the average useful life of its tooling. According to the management of the Company, this change was made because the Company believes that the deferral of the costs will more appropriately match the costs with their period of benefit.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principals among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to December 31, 1996. Further, we have not examined and do not express any opinion with respect to your financial statements for the three months or six months ended June 28, 1997.


Very truly yours,

/s/  Arthur Andersen LLP
------------------------
Arthur Andersen LLP

Chicago, Illinois
August 12, 1997